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                                                                   Exhibit 10.22

                        SUMMARY OF DIRECTOR COMPENSATION

     Directors who are also employees of Overhill Farms receive no additional compensation for services as directors. Non-employee directors are entitled to $2,500 per month in consideration for their service on our board of directors.

     We may also periodically award options to our directors under our existing stock option plan or otherwise.